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                                                                Exhibit 99(a)(9)

NEWS RELEASE

Editor's Contact:

Don Strohmeyer/Eric Houser
Applied Digital Access
Phone: 858-623-2200
Fax: 858-623-2208
don.strohmeyer@ada.com
eric.houser@ada.com

Gwen Carlson/Frank Bantle
The Townsend Agency
Phone: 858-457-4888, ext. 116
Fax: 858-453-7010
gwen@townsendagency.com
frank@townsendagency.com


                  MILBERG WEISS BERSHAD HYNES & LERACH, L.L.P.

             FILES CLASS ACTION SUIT AGAINST APPLIED DIGITAL ACCESS

SAN DIEGO--September 20, 1999--Applied Digital Access, Inc. (ADA) (NASDAQ:
ADAX), a leading provider of innovative service fulfillment and service assurance solutions to the telecommunications industry, today announced on September 18, 1999, following the announcement of the tender offer by Dynatech Corporation for the outstanding shares of ADA stock, ADA was served with a class action lawsuit filed by a single alleged shareholder of the company. The lawsuit was filed in California state court and alleges that ADA and certain members of its board of directors breached fiduciary duties to the company's shareholders in connection with the tender offer. Lawsuits of this type are frequently filed immediately after the announcement of a major corporate transaction, such as a tender offer. In the company's opinion, the lawsuit has no merit and it intends to vigorously defend against it.

Applied Digital Access is a leading provider of innovative telecommunications service fulfillment and service assurance solutions that are backed by unparalleled customer
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support. These solutions enable a wide range of telecommunications service providers to improve network operations performance, proactively manage the quality of service, increase productivity, and lower operating expenses. The company is headquartered in San Diego, California along with the unit that specializes in the design, development and delivery of its service assurance test and monitoring systems. The Carrier Operations Support Systems (OSS) software and service unit is located Vancouver, British Columbia and Terre Haute, Indiana. Press releases and other information about Applied Digital Access, its products, and services are available on the Web at www.ada.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained in this release, the preceding may contain forward-looking statements that involve potential risks and uncertainties as detailed in ADA's Annual Report on Form 10-K for the year ended 12/31/98 and the most recent Form 10-Qs, which include: customer mergers, fluctuations in quarterly operating results; history of losses, competition, concentration of major customers; telephone company qualification requirements, dependence on two product lines, management of changing business, rapid technological change and dependence on new products, dependence on suppliers and subcontractors, high inventory levels and need to make advance purchase commitments, year 2000 compliance, product recall and defects, government regulation, potential competition from RBOCs, proprietary technology, dependence on key personnel and volatility of stock price. The Company's actual results could differ materially from those discussed in this release. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release.